The New Economy Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

May 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$25,493
Class B	$0
Class C	$0
Class F1	$624
Class F2	$552
Total	$26,669
Class 529-A	$767
Class 529-B	$0
Class 529-C	$0
Class 529-E	$15
Class 529-F1	$66
Class R-1	$0
Class R-2	$0
Class R-3	$274
Class R-4	$711
Class R-5	$892
Class R-6	$3,038
Total	$5,763

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1170
Class B	$0.0000
Class C	$0.0000
Class F1	$0.1062
Class F2	$0.1899
Class 529-A	$0.1173
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0434
Class 529-F1	$0.1656
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0435
Class R-4	$0.1276
Class R-5	$0.1962
Class R-6	$0.2151

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	211,826
Class B	2,165
Class C	7,136
Class F1	6,064
Class F2	2,919
Total	230,110
Class 529-A	6,841
Class 529-B	337
Class 529-C	2,203
Class 529-E	343
Class 529-F1	410
Class R-1	955
Class R-2	4,575
Class R-3	6,271
Class R-4	5,171
Class R-5	4,659
Class R-6	16,226
Total	47,991

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.79
Class B	$24.65
Class C	$24.39
Class F1	$25.83
Class F2	$25.80
Class 529-A	$25.64
Class 529-B	$24.74
Class 529-C	$24.70
Class 529-E	$25.41
Class 529-F1	$25.61
Class R-1	$24.89
Class R-2	$25.00
Class R-3	$25.43
Class R-4	$25.64
Class R-5	$25.88
Class R-6	$25.83